Exhibit 10.35

Summary of Non-Employee Director Compensation

KEMET Corporation (the “Company”) compensates each member of its Board of Directors (the “Board”) who is not an employee of the Company or its subsidiaries. As of July 26, 2011, the compensation program for the Board is as follows.  The annual retainer for the Chairman of the Board is $65,000 per year plus an annual grant of 6,667 restricted stock units (as defined in the Company’s 2011 Omnibus Equity Incentive Plan).  (The cash portion of the annual retainer is payable in four quarterly payments of $16,250 each.)  The annual retainer for each director (other than the Chairman of the Board and any director that is employed by the Company) is $40,000 per year plus an annual grant of 6,667 restricted stock units.  (The cash portion of the annual retainer is payable in four quarterly payments of $10,000 each.)  The Chairperson of the Audit Committee receives an annual retainer of $12,500, and each member of that Committee receives an annual retainer of $8,000.  The Chairperson of the Compensation Committee receives an annual retainer of $8,000, and each member of that Committee receives an annual retainer of $5,000.  The Chairperson of the Nominating and Corporate Governance Committee receives an annual retainer of $7,000, and each member of that Committee receives an annual retainer of $4,000.  All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings.  Each director (other than any director that is employed by the Company) receives as additional compensation a fee of $1,500 per meeting for personal attendance at each meeting of the Board and for personal attendance at each meeting of a Committee of the Board, and a fee of $750 for telephonic attendance at each meeting of the Board or a Committee of the Board.